                                                                  EXECUTION COPY
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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            FIRST BUSEY CORPORATION,

                            FBC ACQUISITION III CORP.

                                       and

                           TARPON COAST BANCORP, INC.

                          Dated as of February 24, 2005

================================================================================

                                TABLE OF CONTENTS

SECTION                                                HEADING                                                  PAGE
ARTICLE I                THE MERGER............................................................................   1

       Section 1.1.      The Merger............................................................................   1
       Section 1.2.      Effective Time........................................................................   2
       Section 1.3.      Effects of the Merger.................................................................   2
       Section 1.4.      Effect on Capital Stock...............................................................   2
       Section 1.5.      Reserved..............................................................................   4
       Section 1.6.      Manner of Conversion of Tarpon Common Stock...........................................   4
       Section 1.7.      Adjustments for Dilution and Other Matters............................................   5
       Section 1.8.      Conversion of Dissenting Tarpon Shares................................................   5
       Section 1.9.      Stock Options and Warrants............................................................   5
       Section 1.10.     The Closing...........................................................................   6

ARTICLE II               EXCHANGE OF CERTIFICATES..............................................................   6

       Section 2.1.      Buyer to Make Merger Consideration Available..........................................   6
       Section 2.2.      Exchange of Certificates..............................................................   6
       Section 2.3.      Dividends.............................................................................   7
       Section 2.4.      Withholding Rights....................................................................   7
       Section 2.5.      Tax and Accounting Consequences.......................................................   7

ARTICLE III              REPRESENTATIONS AND WARRANTIES OF TARPON..............................................   7

       Section 3.1.      Corporate Organization................................................................   8
       Section 3.2.      Capitalization........................................................................   8
       Section 3.3.      Authority.............................................................................   9
       Section 3.4.      Consents and Approvals................................................................   9
       Section 3.5.      Reports...............................................................................  10
       Section 3.6.      Broker's Fees.........................................................................  10
       Section 3.7.      Absence of Certain Changes or Events..................................................  10
       Section 3.8.      Legal Proceedings.....................................................................  11
       Section 3.9.      Taxes and Tax Returns.................................................................  11
       Section 3.10.     Employee Benefit Plans................................................................  12
       Section 3.11.     Compliance with Applicable Law........................................................  13
       Section 3.12.     Certain Contracts.....................................................................  13
       Section 3.13.     Agreements with Regulatory Agencies...................................................  15
       Section 3.14.     Reserved..............................................................................  15
       Section 3.15.     Investment Securities.................................................................  15
       Section 3.16.     Undisclosed Liabilities...............................................................  15
       Section 3.17.     Insurance.............................................................................  15
       Section 3.18.     Allowance for Loan Loss...............................................................  16
       Section 3.19.     Title to Properties; Leases...........................................................  16
       Section 3.20.     Environmental Matters.................................................................  16
       Section 3.21.     Approval Delays.......................................................................  17

       Section 3.22.     Vote Required.........................................................................  17
       Section 3.23.     Powers of Attorney....................................................................  17
       Section 3.24.     Fairness Opinion......................................................................  17

ARTICLE IV               REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION CORP..........................  18

       Section 4.1.      Corporate Organization................................................................  18
       Section 4.2.      Authority.............................................................................  18
       Section 4.3.      Consents and Approvals................................................................  18
       Section 4.4.      Financial Resources...................................................................  18
       Section 4.5.      Approval Delays.......................................................................  19
       Section 4.6.      Vote Required.........................................................................  19
       Section 4.7.      Taxes.................................................................................  19
       Section 4.8       Capital Stock.........................................................................  19
       Section 4.9.      Reports and Financial Statements......................................................  19
       Section 4.10.     Undisclosed Liabilities...............................................................  20

ARTICLE V                ADDITIONAL AGREEMENTS.................................................................  20

       Section 5.1.      Conduct of Business...................................................................  20
       Section 5.2.      Negative Covenants....................................................................  20
       Section 5.3.      Access to Information and Due Diligence...............................................  22
       Section 5.4.      Meeting of Shareholders of Tarpon; Preparation of Tarpon Proxy
                             Materials and S-4 Registration Statement..........................................  23
       Section 5.5.      Nasdaq Listing........................................................................  25
       Section 5.6.      Regulatory Filings....................................................................  25
       Section 5.7.      Reasonable Efforts....................................................................  25
       Section 5.8.      Business Relations and Publicity......................................................  25
       Section 5.9.      No Conduct Inconsistent with this Agreement...........................................  25
       Section 5.10.     Board of Directors' Notices, Minutes, Etc.............................................  26
       Section 5.11.     Untrue Representations and Warranties.................................................  26
       Section 5.12.     Indemnification, Directors' and Officers' Insurance...................................  26
       Section 5.13.     Employee Benefit and Incentive Plans..................................................  26
       Section 5.14.     COBRA.................................................................................  27
       Section 5.15.     Certain Consents......................................................................  28
       Section 5.16.     Title to Real Property................................................................  28
       Section 5.17.     Environmental Surveys.................................................................  28
       Section 5.18.     List of Tarpon Stockholders...........................................................  29
       Section 5.19.     Tax Treatment and Tax Certificates....................................................  29
       Section 5.20.     Rule 144 Compliance...................................................................  29
       Section 5.21.     Tax Disclosure........................................................................  30

ARTICLE VI               CONDITIONS PRECEDENT..................................................................  30

       Section 6.1.      Conditions Precedent to Obligations of Buyer and Acquisition Corp.....................  30
       Section 6.2.      Conditions Precedent to Obligations of Tarpon.........................................  32

ARTICLE VII              TERMINATION, EXPENSES AND AMENDMENT...................................................  33

       Section 7.1.      Termination...........................................................................  33
       Section 7.2.      Termination Fee; Expenses.............................................................  35
       Section 7.3.      Effect of Termination.................................................................  36
       Section 7.4.      Amendment.............................................................................  36
       Section 7.5.      Extension; Waiver.....................................................................  36

ARTICLE VIII             GENERAL PROVISION.....................................................................  37

       Section 8.1.      Non-Survival of Representations, Warranties and Agreements............................  37
       Section 8.2.      Notices...............................................................................  37
       Section 8.3.      Interpretation........................................................................  38
       Section 8.4.      Counterparts..........................................................................  38
       Section 8.5.      Entire Agreement......................................................................  38
       Section 8.6.      Governing Law.........................................................................  38
       Section 8.7.      Severability..........................................................................  38
       Section 8.8.      Publicity.............................................................................  39
       Section 8.9.      Assignment; Third Party Beneficiaries.................................................  39

SCHEDULES
SCHEDULE 3.1(b)       --   Ownership of Voting Stock or Equity Securities by Tarpon
SCHEDULE 3.1(c)       --   Ownership of Voting Stock or Equity Securities by Tarpon Subsidiaries
SCHEDULE 3.2(a)       --   Stock Options and Warrants
SCHEDULE 3.4          --   Consents and Approvals
SCHEDULE 3.6          --   Financial Advisor Contract
SCHEDULE 3.9(b)       --   Code Section 6111 or 6112 Transactions
SCHEDULE 3.10(b)      --   List of Tarpon Plans
Schedule 3.12(a)      --   Certain Contracts and Agreements
SCHEDULE 3.13         --   Agreements with Regulatory Agencies
SCHEDULE 3.16         --   Undisclosed Liabilities
SCHEDULE 3.17         --   Insurance
SCHEDULE 3.19(b)      --   Tarpon Leases

EXHIBITS

EXHIBIT A              --   Form of Employment Agreement

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of the 24th day of February, 2005, by and among FIRST BUSEY CORPORATION, a Nevada corporation ("Buyer"), FBC ACQUISITION III CORP., a Florida corporation and wholly-owned subsidiary of Buyer ("Acquisition Corp."), and TARPON COAST BANCORP, INC., a Florida corporation ("Tarpon").

      WHEREAS, the respective Boards of Directors of the parties hereto deem it advisable and in the best interests of the parties hereto and their respective shareholders to consummate the Merger (as defined in Section 1.1), upon the terms and subject to the conditions of this Agreement;

      WHEREAS, as a further material inducement and condition to Buyer's and Acquisition Corp.'s willingness to enter into this Agreement, each of Lewis S. Albert and Todd H. Katz have concurrently entered into an Employment Agreement with Buyer, in the form attached hereto as Exhibit A hereto and hereby made part hereof, which shall become effective at the Effective Time (as defined in Section 1.2) (collectively referred to herein as the "Employment Agreements");

      WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger;

      NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto covenant and agree as follows.

                                    ARTICLE I

                                   THE MERGER

      Section 1.1. The Merger. At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement and the Florida Business Corporation Act ("Florida Law"), Acquisition Corp. shall merge with and into Tarpon, the separate corporate existence of Acquisition Corp. shall cease, and Tarpon shall continue as the surviving corporation (as such, the "Surviving Corporation"), which shall be a wholly owned subsidiary of Buyer. Pursuant to the Merger:

            (a) the Articles of Incorporation of Tarpon, as in effect immediately before the Effective Time, shall be, from and after the Effective Time, the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and under Florida Law;

            (b) the Bylaws of Tarpon, as in effect immediately before the Effective Time, shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and under Florida Law;

            (c) the directors of Acquisition Corp. immediately before the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation to serve until his or her death, resignation or removal or until his or her successor is duly elected and qualified;

            (d) the officers of Acquisition Corp. immediately before the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation to serve until his or her death, resignation or removal or until his or her successor is duly elected and qualified; and

            (e) immediately after the Effective Time, the Surviving Corporation shall merge with and into Buyer (the "Holding Company Merger," and together with the Merger, the "Mergers").

      Section 1.2. Effective Time. As promptly as practicable on the Closing Date (as hereinafter defined), the parties shall cause the Merger to be consummated by filing the Articles of Merger (the "Articles of Merger") with the Florida Department of State with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of Florida Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Florida Department of State, or at such later date or time as may be set forth in the Articles of Merger (such time as the Merger becomes effective being hereinafter referred to as the "Effective Time").

      Section 1.3. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Tarpon and Acquisition Corp. shall continue with, or vest in, as the case may be, Tarpon as the Surviving Corporation, and all debts, liabilities and duties of Tarpon and Acquisition Corp. shall continue to be, or become, as the case may be, the debts, liabilities and duties of Tarpon as the Surviving Corporation. At the Effective Time, the Surviving Corporation shall be a direct wholly owned subsidiary of Buyer.

      Section 1.4. Effect on Capital Stock. (a) At the Effective Time, subject to Section 1.6, Section 1.7 and Section 2.2 hereof, by virtue of the Merger and without any action on the part of Tarpon, or the holder of any securities of Tarpon, each share of common stock, $.01 par value per share, of Tarpon (the "Tarpon Common Stock") issued and outstanding immediately before the Effective Time, other than Dissenting Shares (as hereinafter defined), shall be converted into the right to receive $27.00 in a combination of shares of common stock, no par value of Buyer (the "Buyer Common Stock") and cash, without interest in a proportion of 55% Buyer Common Stock (or $14.85 divided by the "Buyer Share Price") and 45% cash (or $12.15) per share of Tarpon Common Stock (the "Per Share Consideration"). As used herein, the "Buyer Share Price" shall mean the average (rounded to the nearest $.01) of the closing prices of Buyer

Common Stock on the ten (10) trading days immediately prior to the fourth (4th) calendar day preceding the Closing Date that shares of Buyer Common Stock are traded on the Nasdaq National Market ("Nasdaq").

      (b) Each outstanding share of Tarpon Common Stock as to which a written demand for payment is filed in accordance with Sections 607.1301 through 1333 of Florida Law (the "Dissent Provisions") at or prior to the Shareholders' Meeting (as such term is defined in Section 5.4 hereof) and not withdrawn at or prior to the Shareholders' Meeting and which is not voted in favor of the Merger shall not be converted into or represent a right to receive Buyer Common Stock or cash hereunder unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost his or her right to dissent and obtain payment for his or her Tarpon Common Stock under the Dissent Provisions, at which time his or her shares shall either be converted into Buyer Common Stock or cash as set forth in Section 1.8 hereof. All such shares of Tarpon Common Stock as to which such a written demand for payment is so filed and not withdrawn at or prior to the Shareholders' Meeting and which are not voted in favor of the Merger, except any such shares of Tarpon Common Stock the holder of which, prior to the Effective Time, shall have effectively withdrawn or lost his or her right to dissent and obtain payment for his or her shares of Tarpon Common Stock under the Dissent Provisions, are hereinafter referred to as "Dissenting Shares." Tarpon shall give Buyer prompt notice upon receipt by Tarpon of any written demands for payment, withdrawal of such demands, and any other written communications delivered to Tarpon pursuant to the Dissent Provisions and Tarpon shall give Buyer the opportunity to direct all negotiations and proceedings with respect to such demands. Tarpon shall not voluntarily make any payment with respect to any demands for payment and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands. Each holder of Tarpon Common Stock who becomes entitled, pursuant to the provisions of the Dissent Provisions, to payment for his or her shares of Tarpon Common Stock under the Dissent Provisions shall receive payment therefor from the Surviving Corporation and such shares of Tarpon Common Stock shall be cancelled.

      (c) Each of the shares of Tarpon Common Stock (i) held in the treasury of Tarpon or (ii) held by Buyer or any of its wholly-owned subsidiaries or by Tarpon or any of its wholly-owned subsidiaries, other than shares held by Buyer or any of its wholly owned subsidiaries or by Tarpon or any of its wholly-owned subsidiaries in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      (d) Notwithstanding any other provisions of this Agreement, each holder of shares of Tarpon Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Buyer Share Price. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

      (e) At the Effective Time, the share transfer books of Tarpon shall be closed as to the holders of shares of Tarpon Common Stock immediately prior to the Effective Time and no transfer of shares of Tarpon Common Stock by any such holder shall thereafter be made or recognized. Any other provision of this Agreement notwithstanding, neither Buyer, Tarpon, Acquisition Corp., Surviving Corporation nor the exchange agent selected by Buyer (the "Exchange Agent") shall be liable to a holder of Tarpon Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (f) At the Effective Time, the shares of common stock, par value $.01 per share, of Acquisition Corp. issued and outstanding immediately before the Effective Time, and all rights in respect thereof, shall, without any action on the part of Buyer, forthwith cease to exist and be converted into an aggregate of 100 validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation, par value $.01 per share (the "Surviving Corporation Common Stock"). Immediately after the Effective Time and upon surrender by Buyer of the certificate representing the shares of the common stock of Acquisition Corp., the Surviving Corporation shall deliver to Buyer an appropriate certificate or certificates representing the shares of Surviving Corporation Common Stock created by conversion of the common stock of Acquisition Corp. owned by Buyer.

      Section 1.5. Reserved.

      Section 1.6. Manner of Conversion of Tarpon Common Stock. Within five (5) business days after the Shareholders' Meeting, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Buyer shall cause the Exchange Agent to effect the allocation among the holders of Tarpon Common Stock of rights to receive Buyer Common Stock and cash in the Merger as follows:

            (a) Less Than Share Minimum. If the number of Buyer Common Stock to be issued in exchange for Tarpon Common Stock is less than the Share Minimum (as defined in Section 1.6(d) hereof), then, subject to the provisions of Section 1.6(c) hereof, the Exchange Agent shall select from each of the holders of Tarpon Common Stock, proportionately, a sufficient number of shares of the Tarpon Common Stock to be converted into the right to receive solely Buyer Common Stock that will, together with all other Buyer Common Stock to be issued, equal as closely as practicable (but in no event be less than) the Share Minimum.

            (b) Equal to or Greater Than Share Minimum. Subject to Section 1.6(c) hereof, if the number of Buyer Common Stock to be issued in exchange for Tarpon Common Stock is equal to or greater than the Share Minimum, then all Tarpon Common Stock shall be converted into the right to receive cash and Buyer Common Stock in the proportion set forth in Section
      1.4 of this Agreement.

            (c) Greater than Share Maximum. Notwithstanding the allocations determined pursuant to Sections 1.6(a) and 1.6(b) hereof, if the number of shares of Buyer Common Stock to be issued in exchange for Tarpon Common Stock is greater than the Share Maximum (as defined in Section 1.6(d) hereof), then the Exchange Agent shall select from each of the holders of Tarpon Common Stock, proportionately, a sufficient number of shares of the Tarpon Common Stock, which if converted solely to cash would result in the Buyer Common Stock to be issued in the Merger to equal as closely as practicable (but in no event be greater than) the Share Maximum, and all such shares of Tarpon Common Stock held by such holders shall be converted into the right to receive cash.

            (d) For purposes of this Section 1.6, (i) "Share Minimum" means the number shares of Buyer Common Stock, priced by the Buyer Share Price, required to comprise at least fifty percent (50%) of the aggregate value of the Merger consideration received by shareholders of Tarpon for their Tarpon Common Stock and (ii) "Share Maximum" means 850,000 shares of Buyer Common Stock, subject to appropriate adjustment or adjustments in the event that Buyer shall declare a share dividend or distribution upon or subdivide, split up, reclassify or combine the Buyer Common Stock, or declare a dividend, or make a distribution, in any security convertible into Buyer Common Stock. For these purposes, cash and other property exchanged, or reasonably expected to be exchanged, for Tarpon Common Stock surrendered by the dissenters, paid, or reasonably expected to be paid, in lieu of receipt of fractional shares by shareholders of Tarpon and otherwise paid, or reasonably expected to be paid, to shareholders of Tarpon, in exchange for Tarpon Common Stock, shall be treated as Merger consideration.

      Section 1.7. Adjustments for Dilution and Other Matters. If prior to the Effective Time, Tarpon shall declare a share dividend or distribution upon or subdivide, split up, reclassify or combine the Tarpon Common Stock, or declare a dividend, or make a distribution, on the Tarpon Common Stock in any security convertible into Tarpon Common Stock (provided that no such action may be taken by Tarpon without Buyer's prior written consent as so provided in Section 5.2 hereof), appropriate adjustment or adjustments will be made to the Per Share Consideration, the Share Minimum and the Share Maximum. If at the Effective Time Tarpon shall have outstanding more shares of Tarpon Common Stock than are contemplated to be outstanding by the representation and warranty contained in
Section 3.2 hereof then, at Buyer's election and notwithstanding other provisions hereof, and without limiting any of its other rights hereunder, the Per Share Consideration shall be appropriately adjusted downward.

      Section 1.8. Conversion of Dissenting Tarpon Shares. If prior to the Effective Time any holder of the Tarpon Common Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to dissent and obtain payment for his or her shares of Dissenting Shares under the Dissent Provisions, the Dissenting Shares of such holder shall be treated for purposes of this
Article I like any other shares of outstanding Tarpon Common Stock. If after the Effective Time any holder of Tarpon Common Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to dissent and obtain payment for his or her Tarpon Common Stock under the Dissent Provisions each share of Tarpon Common Stock of such holder shall be converted into the right to receive the Per Share Consideration in accordance with the procedures, and subject to the conditions, set forth in Article II of this Agreement.

      Section 1.9. Stock Options and Warrants. Buyer shall, as of the Effective Time, (i) convert any outstanding stock option granted by Tarpon for the purchase of shares of Tarpon Common Stock, exercisable pursuant to the terms of the 1997 Incentive Stock Option Plan (the

"Tarpon Option Plan"), as such plan may be amended prior to the Effective Time and (ii) convert any outstanding warrant issued by Tarpon for the purchase of shares of Tarpon Common Stock, pursuant to the Stock Purchase Warrant dated January 28, 1998 (the "Tarpon Warrant Agreement") into cash in an amount equal to the excess of the Per Share Consideration (or $27.00) over the exercise price of such option or warrant, multiplied by the number of shares of Tarpon Common Stock subject to such option or warrant, as applicable. Such cash, net of any amount that must be withheld for federal, state or local tax purposes, shall be paid to the holder of such option on the Closing Date, whereupon such option or warrant shall terminate. Prior to the Closing Date, Tarpon shall obtain, in form and substance satisfactory to Buyer, any necessary written consent or agreement of the holders of such stock options and warrants required in order to effect the conversion of such stock options and warrants in accordance with the terms hereof.

      Section 1.10. The Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held upon the satisfaction or waiver of all of the conditions to the Merger set forth herein, which Closing shall take place at 10:00 a.m., local time, at the offices of Chapman and Cutler LLP (or at such other place upon which the parties may agree), on a date mutually agreeable to the parties hereto (hereinafter referred to as the "Closing Date").

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

      Section 2.1. Buyer to Make Merger Consideration Available. Upon the latest to occur of the Effective Time and the completion of the allocation procedure set forth in Section 1.4 hereof, Buyer shall issue and pay to the Exchange Agent the number of shares of Buyer Common Stock issuable pursuant to the Merger and the amount of cash payable pursuant to the Merger. The Exchange Agent shall not issue or pay Buyer Common Stock or cash payable with respect to Tarpon Common Stock to any shareholder of Tarpon unless and until share certificates and required transmittal materials pursuant to Article I have been received from such shareholder in proper form by the Exchange Agent. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Buyer Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

      Section 2.2. Exchange of Certificates. (a) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented shares of Tarpon Common Stock, a certificate or certificates representing the number of whole shares of Buyer Common Stock and a check representing the amount of cash into which the Tarpon Common Stock held by such holder was converted pursuant to the terms of Article I of this Agreement. If any certificate for shares of Buyer Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

      (b) All Buyer Common Stock issued and cash paid upon the surrender for exchange of certificates for Tarpon Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Tarpon Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions, otherwise permitted under this Agreement, with a record date prior to the Effective Time which may have been declared or made by Tarpon on such Tarpon Common Stock which remains unpaid at the Effective Time. If, after the Effective Time, certificates representing Tarpon Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Agreement, except as otherwise provided by law.

      Section 2.3. Dividends. Subject to the effect of applicable laws, following surrender of any such certificate of Tarpon Common Stock, there shall be paid to the holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (a) the amount of any cash payable with respect to a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 1.4(d) hereof and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

      Section 2.4. Withholding Rights. Buyer or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Tarpon Common Stock such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Tarpon Common Stock in respect to which such deduction and withholding was made by Buyer or the Exchange Agent.

      Section 2.5. Tax and Accounting Consequences. It is intended by the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopted this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TARPON

      Tarpon hereby represents and warrants to Buyer as follows:

      Section 3.1. Corporate Organization. (a) Tarpon is a corporation duly organized and validly existing under the laws of the State of Florida. Tarpon has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Tarpon. Tarpon is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). True and complete copies of the Articles of Incorporation and Bylaws of Tarpon, as in effect as of the date of this Agreement, have previously been made available by Tarpon to Buyer. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Tarpon or Buyer, as the case may be, a material adverse effect (i) on the business, assets, properties, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its subsidiaries, taken as a whole, or
(ii) on the consummation of the Merger. The word "subsidiary" when used with respect to any party means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

      (b) As of the date of this Agreement, Tarpon has, as its sole direct or indirect subsidiaries, Tarpon Coast National Bank, a national banking association (the "Bank"), and Tarpon Coast Financial Services, Inc., a Florida corporation (together with the Bank, the "Tarpon Subsidiaries"). Except as set forth in Schedule 3.1(b) of the disclosure schedules to this Agreement prepared and delivered by Tarpon (the "Tarpon Disclosure Schedules"), Tarpon does not own any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the Tarpon Subsidiaries.

      (c) Each Tarpon Subsidiary (i) is duly organized and validly existing as a business corporation or depository institution, as the case may be, under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Tarpon, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in
Schedule 3.1(c) of the Tarpon Disclosure Schedules, none of the Tarpon Subsidiaries owns any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated.

      Section 3.2. Capitalization. (a) The authorized capital stock of Tarpon consists of 10,000,000 shares of Tarpon Common Stock, $.01 par value per share, of which, as of the date hereof, 1,182,151 shares were issued and outstanding, and 2,000,000 shares of Preferred Stock, of which, as of the date hereof, none were issued and outstanding. As of the date hereof, no shares of Tarpon Common Stock were held in treasury. All of the issued and outstanding shares of Tarpon Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the Tarpon Option Plan and the Tarpon

Warrant Agreement, respectively, Tarpon does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, agreements, preemptive or other rights of any character calling for the purchase or issuance of any shares of Tarpon Common Stock or any other equity securities of Tarpon or any securities representing the right to purchase or otherwise receive any shares of the capital stock of Tarpon, nor are there any securities, debts, obligations or rights outstanding which are convertible into or exchangeable for shares of the capital stock of Tarpon. No shares of Tarpon Common Stock have been reserved for issuance, other than the shares of Tarpon Common Stock reserved for issuance under the Tarpon Option Plan and the Tarpon Warrant Agreement, respectively. Since September 30, 2004, Tarpon has not issued any shares of its capital stock. Schedule 3.2(a) of the Tarpon Disclosure Schedules sets forth as of the date hereof the number of outstanding stock options and warrants for the purchase of Tarpon Common Stock granted under the Tarpon Option Plan and the Tarpon Warrant, and the dates on which such options and warrants became or become exercisable pursuant to the Tarpon Option Plan and the Tarpon Warrant, as applicable.

      (b) Tarpon owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Tarpon Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"). All of the shares of capital stock of each Tarpon Subsidiary are duly authorized and validly issued and are fully paid and nonassessable. No Tarpon Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Tarpon Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Tarpon Subsidiary.

      Section 3.3. Authority. Tarpon has full corporate power and authority to execute and deliver this Agreement and, subject to shareholder and regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Tarpon. The Board of Directors of Tarpon has directed that this Agreement and the transactions contemplated hereby be submitted to Tarpon's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Tarpon Common Stock, no other corporate proceedings on the part of Tarpon are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Tarpon and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Tarpon, enforceable against Tarpon in accordance with its terms.

      Section 3.4. Consents and Approvals. Except as set forth in Schedule 3.4 of the Tarpon Disclosure Schedules, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by Tarpon of this Agreement and the consummation by Tarpon of the Mergers and the other transactions contemplated hereby except for (a) the filing by Buyer of an application with the Board of Governors of the Federal Reserve System (the "FRB") and the approval of such application (the "Regulatory Application"), (b) the filing of the Articles of Merger with the Florida Department of State under Florida Law and (c) the approval of this Agreement by the requisite vote of the shareholders of Tarpon and by Buyer, as sole shareholder of Acquisition Corp.

      Section 3.5. Reports. Tarpon and each of the Tarpon Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file during the five years preceding the date hereof with (i) the FRB, (ii) the Office of the Comptroller of the Currency, (iii) the Federal Deposit Insurance Corporation, (iv) any state regulatory authority, and (v) any self-regulatory organization with jurisdiction over any of the activities of Tarpon or any of the Tarpon Subsidiaries (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them during the five years preceding the date hereof, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Tarpon. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Tarpon and the Tarpon Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Tarpon, investigation into the business or operations of Tarpon or any of the Tarpon Subsidiaries during the five years preceding the date hereof. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Tarpon or any of the Tarpon Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on Tarpon.

      Section 3.6. Broker's Fees. Other than Tarpon's arrangement with Keefe Ventures, LLC to serve as a financial advisor to Tarpon in connection with the Merger and related transactions contemplated by this Agreement, neither Tarpon nor any Tarpon Subsidiary nor any of their respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. Keefe Ventures, LLC's contract with Tarpon is included as Schedule
3.6 of the Tarpon Disclosure Schedules.

      Section 3.7. Absence of Certain Changes or Events. (a) Since September 30, 2004, (i) Tarpon and the Tarpon Subsidiaries, taken as a whole, have not incurred any material liability, except in the ordinary course of their respective businesses, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Tarpon or will have a Material Adverse Effect on Tarpon.

      (b) Since September 30, 2004, Tarpon and the Tarpon Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course consistent with past practice and, since the date of this Agreement, consistent with the restrictions set forth in Section 5.2.

      Section 3.8. Legal Proceedings. (a) There are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Tarpon or any of the Tarpon Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

      (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated savings and loan holding companies or savings associations) imposed upon Tarpon, any of the Tarpon Subsidiaries or the assets of Tarpon or any of the Tarpon Subsidiaries.

      Section 3.9 Taxes and Tax Returns. (a) Each of Tarpon and the Tarpon Subsidiaries has duly filed all federal, state, county, foreign and, to the best of Tarpon's knowledge, local information returns and Tax (as hereinafter defined) returns required to be filed by it on or before the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as hereinafter defined) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or before the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales, use and payrolls) other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined. There are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon Tarpon or any of the Tarpon Subsidiaries for which Tarpon does not have adequate reserves, nor has Tarpon or any of the Tarpon Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period. In addition, proper and accurate amounts have been withheld by Tarpon and each of the Tarpon Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, foreign and local laws, except where failure to do so would not, in the aggregate, have a Material Adverse Effect on Tarpon. There are no Tax liens upon any property or assets of Tarpon or any of the Tarpon Subsidiaries except liens for taxes not yet past due. As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

      (b) Tarpon has not participated in any transaction required to be disclosed pursuant to Treasury Regulations Section 1.6011-4. Tarpon has not acted as a Tax shelter organizer for the purposes of Code Section 6111 and
Section 6112. Except as disclosed on Schedule 3.9(b) of the Tarpon Disclosure Schedules, Tarpon has invested in no transactions requiring registration under Code Section 6111 or requiring list maintenance under Section 6112.

      (c) Tarpon represents and warrants to each other party in the transaction and their respective advisers that Tarpon's participation in the transaction is not part of a reportable transaction as defined in Treas. Reg. Section 1.6011-4.

      (d) Tarpon represents and warrants that Tarpon shall comply with all Tax reporting requirements with respect to the transaction.

      Section 3.10. Employee Benefit Plans.

      (a) (i) Tarpon Plan. The term, "Tarpon Plan" includes each bonus, deferred compensation, pension, retirement, profit sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, each employment or severance contract, each other material employee benefit plan, any applicable "change in control" or similar provisions in any plan, program, policy, contract or arrangement, and each other benefit plan, contract, program, policy or arrangement, including but not limited to, each employee benefit plan, as defined in Section 3(3) of ERISA (other than an Tarpon Multiemployer Plan and including any terminated Tarpon Plans) that currently or since January 1, 1997: (1) is or has been maintained for directors or employees of Tarpon or of any Tarpon Control Group member or (2) to which Tarpon or any Tarpon Control Group member made or was required to make contributions.

      (ii) Tarpon Qualified Plan. The term "Tarpon Qualified Plan" means any Tarpon Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA and which is intended to meet the qualification requirements of the Code.

      (iii) Tarpon Title IV Plan. The term "Tarpon Title IV Plan" means any Tarpon Qualified Plan that is a defined benefit plan (as defined in Section 3(37) of ERISA) and is subject to Title IV of ERISA.

      (iv) Tarpon Multiemployer Plan. The term "Tarpon Multiemployer Plan" means any employee benefit plan that is a "multiemployer plan" within the meaning of
Section 3(37) of ERISA and to which Tarpon or any Tarpon Control Group member has or had any obligation to contribute.

      (v) Tarpon Control Group. The term "Tarpon Control Group" means a controlled group of corporations of which Tarpon is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with Tarpon within the meaning of Section 414(c) of the Code or any affiliated service group of which Tarpon is a member within the meaning of
Section 414(m) of the Code.

      (vi) ERISA. The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      (b) All Tarpon Plans are set forth in Schedule 3.10(b) of the Tarpon Disclosure Schedules.

      (c) (i) Each Tarpon Plan has been administered in material compliance with its terms and with all filing, reporting, disclosure and other requirements of all applicable statutes (including but not limited to ERISA and the Code), regulations or interpretations thereunder.

      (ii) Neither Tarpon nor any Tarpon Control Group member currently or at any time maintains or maintained, or contributes or contributed to, or is required to contribute to, any Tarpon Title IV Plan or any Tarpon Multiemployer Plan.

      (iii) Neither Tarpon nor any Tarpon Control Group member, nor any of their respective employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by Tarpon is contemplated herein, in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA.

      (iv) Each Tarpon Qualified Plan is the subject of a favorable Internal Revenue Service determination with respect to such qualification and exemption.

      (v) No matter is pending relating to any Tarpon Plan before any court or governmental agency.

      (d) (i) Complete and correct copies of all current and prior documents, including all amendments thereto, with respect to each Tarpon Plan, have been delivered to Buyer. These documents include, but are not limited to, the following: Tarpon Plan documents, trust agreements, insurance contracts, annuity contracts, summary plan descriptions, filings with governmental agencies, investment manager and investment adviser contracts, and actuarial reports, audit reports, financial statements and annual reports (Form 5500) for the most recent three plan years ending before the date of this Agreement.

      (ii) All contributions payable to each Tarpon Qualified Plan for all benefits earned and other liabilities accrued through December 31, 2004, determined in accordance with the terms and conditions of such Tarpon Qualified Plan, ERISA and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the consolidated balance sheet of Tarpon and Tarpon Subsidiaries as of December 31, 2004.

      Section 3.11. Compliance with Applicable Law. Tarpon and each of the Tarpon Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Tarpon or any of the Tarpon Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Tarpon.

      Section 3.12. Certain Contracts.

      (a) Except as set forth in Schedule 3.12(a) of the Tarpon Disclosure Schedules, neither Tarpon nor any of the Tarpon Subsidiaries is a party to or bound by:

            (i) any contract, arrangement, commitment or understanding (whether written or oral) with respect to the employment or compensation of any directors, officers or employees;

            (ii) any contract, arrangement, commitment or understanding (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Tarpon, Buyer, the Surviving Corporation, or any of their respective subsidiaries to any officer, director or employee thereof or to the trustee under any "rabbi trust" or similar arrangement;

            (iii) any contract, arrangement, commitment or understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased or be required to be paid, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (iv) any agreement of indemnification or guaranty not entered into in the ordinary course of business, including any indemnification agreements between Tarpon or any of the Tarpon Subsidiaries and any of its officers or directors;

            (v) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business; or

            (vi) any material agreement relating to the sale or purchase of any business or business assets providing for payment of any deferred or contingent consideration by Tarpon or providing for indemnification by Tarpon.

      Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a), is referred to herein as an "Tarpon Contract," and neither Tarpon nor any of the Tarpon Subsidiaries knows of, or has received notice of, any violation of any Tarpon Contract by any of the other parties thereto, which, individually or in the aggregate, would have a Material Adverse Effect on Tarpon.

      (b) (i) Each Tarpon Contract is valid and binding on Tarpon or the applicable Tarpon Subsidiary, as the case may be, and is in full force and effect, (ii) Tarpon and each of the Tarpon Subsidiaries has performed all obligations required to be performed by it to date under each Tarpon Contract to which it is a party, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Tarpon, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Tarpon or any of the Tarpon Subsidiaries under any such Tarpon Contract, except where any such default, individually or in the aggregate, would not have a Material Adverse Effect on Tarpon.

      Section 3.13. Agreements with Regulatory Agencies. Except as set forth in
Schedule 3.13 of the Tarpon Disclosure Schedules, neither Tarpon nor any of the Tarpon Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been during the three years preceding the date hereof, a recipient of any supervisory letter from, or during the three years preceding the date hereof, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each, whether or not set forth in the Tarpon Disclosure Schedules, an "Tarpon Regulatory Agreement"), nor has Tarpon or any of the Tarpon Subsidiaries been advised during the three years preceding the date hereof by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Tarpon Regulatory Agreement.

      Section 3.14. Reserved.

      Section 3.15. Investment Securities. Each of Tarpon and the Tarpon Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Tarpon or any of the Tarpon Subsidiaries. Such securities are valued on the books of Tarpon and the Tarpon Subsidiaries in accordance with GAAP.

      Section 3.16. Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the audited consolidated statement of financial condition of Tarpon for fiscal year ended December 31, 2003, liabilities disclosed in Schedule 3.16 of the Tarpon Disclosure Schedules, and liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2003, neither Tarpon nor any of the Tarpon Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Tarpon.

      Section 3.17. Insurance. Schedule 3.17 of the Tarpon Disclosure Schedules describes all policies of insurance in which Tarpon or any of the Tarpon Subsidiaries is named as an insured party or which otherwise relate to or cover any assets or properties of Tarpon or any of the Tarpon Subsidiaries. Each of such policies is in full force and effect, and the coverage provided under such policies complies with the requirements of any contracts binding on Tarpon or any of the Tarpon Subsidiaries relating to such assets or properties. Except as set forth in Schedule 3.17 of the Tarpon Disclosure Schedules, neither Tarpon nor any of the Tarpon Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Tarpon or any of the Tarpon Subsidiaries.

      Section 3.18. Allowance for Loan Loss. The allowance for loan losses set forth in the September 30, 2004 financial statements of Tarpon is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of September 30, 2004. The aggregate loan balances of the Association at such date in excess of such allowance are, to the best knowledge and belief of Tarpon, collectible in accordance with their terms.

      Section 3.19. Title to Properties; Leases. (a) Tarpon, or each of the Tarpon Subsidiaries, as applicable, is the owner of good and marketable title to all real properties and is the owner of good title to all other property and assets, tangible and intangible, that it claims or otherwise purports to own to the extent it claims or otherwise purports to own them (including, without limitation, all of its assets reflected in its financial statements for the fiscal year ended December 31, 2003 or that it purports to have acquired since December 31, 2003), free and clear of any Liens, except for (the following collectively referred to as "Permitted Exceptions") (i) pledges and liens given to secure deposits and other banking liabilities arising in the ordinary course of business, (ii) liens for current taxes not yet due and payable, (iii) all easements, covenants, conditions, assignments, defects, restrictions, exceptions, reservations and other encumbrances, whether recorded or unrecorded, which do not materially interfere with the use or operation of the property as the same is being currently used and operated, or render title to any material portion of the property unmarketable, (iv) all leases, subleases and any memoranda thereof and any non-disturbance agreements with tenants, subtenants or other occupants of any property or (v) any liens, encumbrances, objections or other matters which are caused or created by or on behalf of Buyer or the Surviving Corporation.

      (b) Each lease under which Tarpon or any of the Tarpon Subsidiaries is the lessee of any real or personal property is set forth in Schedule 3.19(b) of the Tarpon Disclosure Schedules (the "Tarpon Leases") and will be, upon consummation of the Merger, in full force and effect, and Tarpon or each of the Tarpon Subsidiaries has been in peaceable possession of the property covered thereby since the commencement of the original term of such lease. With respect to the Tarpon Leases, (i) except as set forth in Schedule 3.4 of the Tarpon Disclosure Schedules, no right of approval or consent on the part of the lessor under such lease exists or will exist with respect to the Merger, (ii) no waiver, indulgence or postponement of Tarpon or the Tarpon Subsidiaries' obligations under such lease has been granted by the lessor thereunder, or of such lessor's obligations by Tarpon or the Tarpon Subsidiaries and (iii) neither Tarpon nor the Tarpon Subsidiaries nor, to the knowledge of Tarpon, the lessor under such lease has violated, in any material respect, any of the terms or conditions of such lease, and all of the material covenants to be performed by Tarpon or the Tarpon Subsidiaries and the lessor as of the date hereof have been fully performed in all material respects.

      Section 3.20. Environmental Matters. Neither Tarpon nor any of the Tarpon Subsidiaries has received notice of any material violation of any applicable environmental law, regulation, ordinance, order or requirement relating to its operations or properties; to Tarpon's knowledge no such violation exists; and to Tarpon's knowledge all properties and buildings and other structures occupied, owned, leased or used by Tarpon or the Tarpon Subsidiaries, or in which Tarpon or any of the Tarpon Subsidiaries has an interest (whether acquired by foreclosure or otherwise), comply, in all material respects, with all applicable environmental laws, regulations, ordinances, orders and requirement, except where any noncompliance would not have a Material Adverse Effect on Tarpon. To Tarpon's knowledge, all properties occupied, owned, leased or used by Tarpon or the Tarpon Subsidiaries, or in which Tarpon or the Tarpon Subsidiaries has an interest (whether by foreclosure or otherwise, including all improvements thereon: (i) are free from contamination; (ii) have not been subject to a release, discharge or emission, or imminent threat of release, discharge or emission, of any hazardous substance, gas or liquid, as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act or the rules and regulations promulgated or published thereunder, or any other substance, gas or liquid, which is prohibited, controlled or regulated thereunder, or which is regulated under any law or regulation dealing with protection or public health or safety, or the environment except as would be expected in the ordinary course of business (collectively, "Hazardous Substances"); and (iii) have not appeared or have not proposed to appear on the United States Environmental Protection Agency's National Priority List or any similar state list. There have been no past, and to Tarpon's knowledge there are no pending or threatened, claims, complaints, notices, or requests for information received by Tarpon or the Tarpon Subsidiaries with respect to any alleged violation of any Environmental Law, or potential liability under any Environmental Law. The term "Environmental Law" means all applicable statutes, laws, regulations, orders, judgments, decrees or principles of common law, and any permits, licenses, authorization, relating to pollution, protection of the environment, public health or safety, employee health or safety, or the emission, discharge, release or threatened release of Hazardous Substances into the environment or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

      Section 3.21. Approval Delays. Tarpon knows of no reason why any of the regulatory approvals referenced in Section 6.1(c) and Section 6.2(c) should be denied or unduly delayed.

      Section 3.22. Vote Required. The approval by the holders of a majority of the votes entitled to be cast by all holders of Tarpon Common Stock of this Agreement and the Merger is the only vote of the holders of any class or series of the capital stock of Tarpon required for any of the transactions contemplated by this Agreement.

      Section 3.23. Powers of Attorney. No power of attorney or similar authorization given by Tarpon not in the ordinary course of business is currently outstanding.

      Section 3.24. Fairness Opinion. Tarpon has received a written opinion from Keefe Ventures, LLC, dated as of a date within five business days of the date hereof, to the effect that as of such date, the Per Share Consideration is fair to Tarpon from a financial point of view. Tarpon has delivered to Buyer a copy of such opinion.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION CORP.

      Each of Buyer and Acquisition Corp. jointly and severally represent and warrant to Tarpon as follows:

      Section 4.1. Corporate Organization. Each of Buyer and Acquisition Corp. is a corporation duly organized and validly existing under the laws of the States of Nevada and Florida, respectively. Each of Buyer and Acquisition Corp. has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly registered as a bank holding company under the BHCA. True and complete copies of the Articles of Incorporation and Bylaws of each of Buyer and Acquisition Corp., as in effect as of the date of this Agreement, have previously been made available by each of Buyer and Acquisition Corp. to Tarpon. Buyer owns directly all of the issued and outstanding shares of capital stock of Acquisition Corp.

      Section 4.2. Authority. Each of Buyer and Acquisition Corp. has full corporate power and authority to execute and deliver this Agreement subject to shareholder and regulatory approvals, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Buyer and Acquisition Corp, and Buyer, as the owner of all of the outstanding shares of capital stock of Acquisition Corp. has caused this Agreement and the Merger to be approved in accordance with Florida Law. No corporate proceedings on the part of Buyer or Acquisition Corp. are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Buyer and Acquisition Corp. and, assuming due authorization, execution and delivery by Tarpon, constitutes a valid and binding obligation of each of Buyer and Acquisition Corp., enforceable against each of Buyer and Acquisition Corp. in accordance with its terms.

      Section 4.3. Consents and Approvals. No consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by each of Buyer and Acquisition Corp. of this Agreement and the consummation by Acquisition Corp. of the Mergers and the other transactions contemplated hereby except for (a) the filing by Buyer and Acquisition Corp. of the Regulatory Application and the approval of the Regulatory Application, (b) the filing with the Securities and Exchange Commission ("SEC") of the Proxy Materials (as such term is hereinafter defined) and the S-4 (as such term is hereinafter defined) relating to the Shareholders' Meeting to be held in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Articles of Merger with the Florida Department of State under Florida Law and (d) the approval of this Agreement by the requisite vote of the shareholders of Acquisition Corp. and Tarpon.

      Section 4.4. Financial Resources. Buyer has the financial wherewithal, whether by using its internal funds, external financing, or both, to perform its obligations under this Agreement. Buyer and its subsidiaries are, and will be following the Merger, in compliance with all applicable capital, debt and financial and non-financial criteria of state and federal banking agencies having jurisdiction over them.

      Section 4.5. Approval Delays. Buyer knows of no reason why any of the regulatory approvals referred to in Section 6.1(c) and Section 6.2(c) should be denied or unduly delayed.

      Section 4.6. Vote Required. The approval by Buyer, as sole stockholder of Acquisition Corp., of this Agreement and the Merger is the only vote of the holders of any class or series of the capital stock of Buyer or Acquisition Corp. required for any of the transactions contemplated by this Agreement.

      Section 4.7. Taxes. (a) Buyer represents and warrants to each other party in the transaction and their respective advisers that Buyer's participation in the transaction is not part of a reportable transaction as defined in Treas. Reg. ss. 1.6011-4.

      (b) Buyer represents and warrants that Buyer shall comply with all Tax reporting requirements with respect to the transaction.

      Section 4.8. Capital Stock. The authorized capital stock of Buyer, as of the date of this Agreement, consists of (i) 40,000,000 shares of Buyer Common Stock, of which 20,577,651 shares are issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, no par value per share, none of which are issued and outstanding. All of the shares of Buyer Common Stock to be issued in exchange for shares of Tarpon Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be duly and validly issued and outstanding and fully paid and nonassessable. None of the shares of Buyer Common Stock to be issued in exchange for shares of Tarpon Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the current or past stockholders of Buyer. As of the date hereof, there are outstanding options to purchase 765,525 shares of Buyer Common Stock under its stock option plans.

      Section 4.9. Reports and Financial Statements. Since January 1, 2003, Buyer has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Form 10-K, Forms 10-Q and proxy statements, and (ii) other regulatory authorities and (iii) applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the Buyer financial statements included therein, exhibits, and schedules thereto, complied in all material respects with applicable laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. Since January 1, 2003, except for normal examinations conducted by the regulatory authorities in the regular course of the business of the Buyer and its subsidiaries, no regulatory authority has instituted any proceeding or, to the knowledge of Buyer, investigations into the business or operations of Buyer or its subsidiaries. Buyer financial statements included in such reports (excluding call reports), as of the dates thereof and for the periods covered thereby: (i) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the Buyer, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and
(ii) present, or will present, fairly the consolidated financial position of the Buyer as of the dates indicated and the consolidated results of operation, changes in stockholders equity and cash flows of Buyer, on a consolidated basis, for the periods indicated in accordance with generally accepted accounting principles (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto, or in the case of interim financial statements, to normal year-end adjustments that are not material).

      Section 4.10. Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the audited consolidated statement of financial condition of Buyer for fiscal year ended December 31, 2003 and liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2003, Buyer has incurred no liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Buyer.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

      Section 5.1. Conduct of Business. Between the date hereof and the Closing Date, the parties shall conduct their respective businesses and shall cause their subsidiaries to conduct their businesses in the usual and ordinary course consistent in all material respects with prudent banking practices.

      Section 5.2. Negative Covenants. Between the date hereof and the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

            (a) except upon the exercise of existing options and warrants under the Tarpon Option Plan or the Tarpon Warrant Agreement, as applicable, Tarpon shall, and shall cause the Bank to, make no changes in their respective charters or bylaws or in the number of their issued and outstanding shares;

            (b) Tarpon shall, and shall cause the Bank to, not increase the compensation of their directors, officers or employees, provided, however, that the compensation of officers and employees of Tarpon and the Bank may be increased in a manner consistent with prior practice of Tarpon and the Bank;

            (c) Tarpon shall, and shall cause the Bank to, make no loan for $500,000 or more, except for loans currently committed to be made pursuant to written commitment letters, and Tarpon shall, and shall cause the Bank to, make no other loans, or renewals or restructuring of loans regardless of amount except in the ordinary course of business and consistent in all material respects with prudent banking practices and applicable rules and regulations of regulatory authorities with respect to amount, terms, security and quality of the borrower's credit; provided, however, that the foregoing restriction on lending shall not apply to any such loans submitted to Buyer by Tarpon for approval where Buyer does not issue non-approval of such loan within five (5) business days after the receipt from Tarpon of a completed underwriting package with respect to such loans.

            (d) Tarpon shall not declare or pay any stock dividend, cash dividend or other distribution without the prior written consent of Buyer;

            (e) Tarpon shall, and shall cause the Bank to, use their best efforts to maintain their present insurance coverage in respect to their respective properties and businesses;

            (f) Tarpon shall, and shall cause the Bank to, make no significant changes, outside the ordinary course of business, in the general nature of the business conducted by Tarpon and the Bank, including but not limited to the investment or use of their assets, the liabilities they incur, or the facilities they operate;

            (g) Tarpon shall, and shall cause the Bank to, not enter into any employment, consulting or other similar agreements that are not terminable on 30 days' notice or less without penalty or obligation;

            (h) Tarpon shall, and shall cause the Bank to, not take any action that would result in a termination, partial termination, curtailment, discontinuance or merger into another plan or trust of any Tarpon Plan, except as contemplated by this Agreement or as disclosed in the Tarpon Disclosure Schedules;

            (i) Tarpon shall, and shall cause the Bank to, timely file all required tax returns with all applicable taxing authorities and shall not make any application for or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;

            (j) except as already reflected in the financial statements provided to Buyer, Tarpon shall, and shall cause the Bank to, not make any expenditure for fixed assets in excess of $25,000 for any single item, or $50,000 in the aggregate, or enter into any lease of fixed assets, if the monthly rental payment under such lease exceeds $5,000;

            (k) Tarpon shall, and shall cause the Bank to, not incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, dispose of real estate owned, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking practices;

            (l) Tarpon shall, and shall cause the Bank to, not do or fail to do anything that will cause a breach of, or default under, any contract, agreement, commitment, obligation, appointment, plan, trust or other arrangement to which Tarpon or the Bank is a party or by which either Tarpon or the Bank is otherwise bound where such breach would have a Material Adverse Effect on Tarpon;

            (m) Tarpon shall, and shall cause the Bank to, make no changes of a material nature in their accounting procedures, methods, policies or practices or the manner in which they conduct their businesses and maintain their records;

            (n) Tarpon shall cause the Bank not to accept any brokered deposits, except in the ordinary course of its business consistent with past practice;

            (o) Tarpon shall not grant any new stock options or issue any new warrants pursuant to any plan, contract or arrangement;

            (p) Tarpon shall, and shall cause the Bank to, substantially comply with all material laws applicable to the conduct of its business;

            (q) Tarpon shall, and shall cause the Bank to, use its best efforts to preserve its business organization in tact, to keep available the services of its present officers and employees and to preserve the goodwill of its customers and others having business relations with it;

            (r) Tarpon shall, and shall cause the Bank to, not make any borrowings, except in the ordinary course of business (indebtedness, other than deposits in customary amounts accepted by the Bank in the ordinary course of its business, maturing more than one year after its creation is not for the purpose of this Agreement considered as being in the "ordinary course");

            (s) Tarpon shall, and shall cause the Bank to, not purchase or invest in securities or obligations, or accept deposits (except for deposits at rates consistent with those being paid generally by other financial institutions in markets in which the Bank has branch offices) having a maturity of more than three years from the date of purchase or acceptance;

            (t) Tarpon shall, and shall cause the Bank to, not extend credit or make advances, or grant any extension of any outstanding loan, advance or other credit, to any customer of the Bank who is listed on the Bank's problem or watch list or who has any outstanding loan, advance or other credit from the Bank which is in default, has been placed on nonaccrual status or has been internally classified as among "other loans specifically mentioned," or as "substandard," "doubtful" or "loss"; and

            (u) Tarpon shall, and shall cause the Tarpon Subsidiaries to, not nominate or appoint any new directors or executive officers of Tarpon or the Tarpon Subsidiaries, as the case may be.

      Section 5.3. Access to Information and Due Diligence. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Tarpon shall, and shall cause the Tarpon Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Tarpon shall, and shall cause the Tarpon Subsidiaries to, make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal banking laws, and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request. Neither Tarpon nor the Tarpon Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (A) violate or prejudice the rights of Tarpon's customers or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement, or (B) impair any attorney-client privilege of the disclosing party. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

      (b) Buyer shall hold all information furnished by or on behalf of Tarpon or the Tarpon Subsidiaries or their representatives pursuant to Section 5.3(a) in confidence and shall return all documents containing any information concerning the properties, business and assets of such parties that may have been obtained in the course of negotiations or examination of the affairs of Tarpon either before or after the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public sources) and shall destroy any information, analyses or the like derived from such confidential information. Buyer shall use such information solely for the purpose of conducting business, legal and financial reviews of the Tarpon and for such other purposes as may be related to this Agreement.

      (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein. Without limitation of the foregoing, each party shall promptly notify the other party of any information obtained by such party during the course of any due diligence conducted by such party or its representatives in accordance with this Section 5.3 which is materially inconsistent with any representation or warranty made by the other party under this Agreement; provided, however, that either party's failure to provide such notice to the other party shall not, in turn, be deemed to constitute a material breach of such party's obligations under this Agreement.

      Section 5.4. Meeting of Shareholders of Tarpon; Preparation of Tarpon Proxy Materials and S-4 Registration Statement. (a) Tarpon shall call a special meeting of its shareholders (the "Shareholders' Meeting") to be held as soon as reasonably practicable after the date the S-4 (as such term is hereinafter defined) is declared effective by the SEC for the purpose of voting upon this Agreement, the Merger and such other related matters as it deems appropriate in accordance with Tarpon's Articles of Incorporation, its Bylaws and Florida Law. In connection with the Shareholders' Meeting, (i) Tarpon shall prepare a notice of Shareholders' Meeting; (ii) Buyer and Acquisition Corp. shall furnish all information concerning it that Tarpon may reasonably request in connection with conducting the Shareholders' Meeting; (iii) Tarpon shall prepare for printing, copying and distribution to Tarpon's shareholders at its own expense, appropriate proxy materials (hereinafter referred to as the "Proxy Materials"), including a proxy statement (hereinafter referred to as the "Proxy Statement"), the form of proxy which complies with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and audited financial statements for its fiscal year ended December 31, 2004; (iv) Buyer and Acquisition Corp. shall furnish all information concerning it that Buyer and Acquisition Corp. may reasonably request in connection with preparing the Proxy Materials; (v) subject to Section 7.1(e) of this Agreement, the Board of Directors of Tarpon shall recommend to its shareholders the approval of this Agreement and the Merger; and (vi) Tarpon shall use its best efforts to obtain its shareholders' approval of this Agreement and the Merger. The parties will use their commercially reasonable efforts to prepare a preliminary draft of the Proxy Statement within 45 days of the date of this Agreement, and will consult with one another on the form and content of the Proxy Statement (including the presentation of draft copies of such Proxy Materials to the other) prior to filing with the SEC and delivery to Tarpon's shareholders. Tarpon will use its commercially reasonable efforts to deliver notice of the Proxy Materials to its shareholders as soon as practicable after the S-4 has been declared effective by the SEC.

      (b) Buyer shall as soon as practicable after the date of this Agreement prepare and file with the SEC a registration statement on Form S-4 under the Securities Act of 1933 (the "Securities Act"), in which the Proxy Statement will be included as a prospectus, with respect to Buyer Common Stock to be issued in connection with the Merger (hereinafter referred to as the "S-4"); provided, however, that Buyer will not file the S-4 prior to Tarpon's filing with the SEC of its annual report on Form 10-KSB for its fiscal year ended December 31, 2004. Tarpon and its counsel, accountants and advisors shall have the right to review and comment upon the S-4, and revisions made in response to such comments, a reasonable period prior to filing. Buyer and Acquisition Corp. shall use their commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement, Tarpon and Buyer, as the case may be, will promptly inform the other and cooperate and assist each other in preparing such amendment or supplement and mailing the same to the shareholders of Tarpon.

      (c) Buyer and Tarpon shall, upon request, furnish each other all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Materials, the S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Tarpon or any of their subsidiaries to the SEC or any Regulatory Agency in connection with the Merger and the other transactions provided for in this Agreement.

      (d) Buyer represents to Tarpon that the S-4 (i) will comply in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC thereunder and (ii) will not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; provided, however, that in no event, shall Buyer or Acquisition Corp. be liable for any untrue statement of a material fact or omission to state a material fact in the S-4 made in reliance upon, and in conformity with, written information concerning Tarpon which was furnished by Tarpon to Buyer or Acquisition Corp.

      (e) Tarpon represents to Buyer and Acquisition Corp that the Proxy Materials (i) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder and (ii) will not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; provided, however, that in no event, shall Tarpon be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Materials made in reliance upon, and in conformity with, written information concerning Buyer and Acquisition Corp. which was furnished by Buyer and Acquisition Corp. to Tarpon.

      Section 5.5. Nasdaq Listing. Buyer shall take such actions as are required to cause the Buyer Common Stock to be issued in the Merger pursuant to this Agreement to be approved for inclusion on Nasdaq, subject to official notice of issuance, prior to the Closing.

      Section 5.6. Regulatory Filings. Buyer, as soon as is reasonably practical, but in no event later than the 60th day following the date of this Agreement, shall take all appropriate actions necessary to obtain the regulatory approvals referred to in Section 6.1(c) hereof, and Tarpon will cooperate fully in the process of obtaining all such approvals. As soon as practicable after the date of this Agreement, Buyer shall make all appropriate initial filings necessary to obtain the regulatory approvals referred to in Section 6.1(c) hereof. Buyer shall provide Tarpon with draft copies of all regulatory applications sufficiently in advance of the proposed filing date to allow Tarpon time to review and comment on such draft copies. In addition, Buyer shall provide Tarpon with copies of all applications filed (and all correspondence and amendments with respect to such filings) and all approvals when received.

      Section 5.7. Reasonable Efforts. The parties to this Agreement agree to use their reasonable efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. None of the parties hereto shall intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations and warranties contained herein to be or to become untrue.

      Section 5.8. Business Relations and Publicity. Tarpon shall use reasonable efforts to preserve its reputation and relationship with suppliers, clients, depositors, customers, employees and others having business relations with it. No press release or other communication in connection with or relating to this Agreement or the transactions contemplated hereby (other than communications with appropriate regulatory authorities) shall be issued or made except as mutually agreed upon, provided that either party hereto, after consultation with the other party, may make such disclosures concerning the transactions provided for herein as the disclosing party believes are required by law.

      Section 5.9. No Conduct Inconsistent with this Agreement. (a) Tarpon agrees that it shall not, during the term of this Agreement, (i) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquires or proposals relating to the disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or any of the Tarpon Subsidiaries with any corporation or other entity other than as provided by this Agreement except pursuant to a written direction from a regulatory authority; or (ii) negotiate with or entertain any proposals from any other person for any such transaction wherein the business, assets or capital stock of it or the Tarpon Subsidiaries would be acquired, directly or indirectly, by any party other than as provided by this Agreement, except pursuant to a written direction from any regulatory authority or upon the receipt of an unsolicited offer from a third party where the Board of Directors of Tarpon reasonably believes, upon the opinion of counsel, that its fiduciary duties require it to enter into discussions with such party. Tarpon shall promptly notify Buyer of all of the relevant details relating to all inquiries and proposals that it may receive relating to any proposed disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the Tarpon Subsidiaries with any corporation or other entity other than as provided by this Agreement and shall keep Buyer informed of the status and details of any such inquiry or proposal.

      (b) Nothing contained in Section 5.9(a) hereof shall prohibit Tarpon from disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a tender offer for Tarpon's common stock.

      Section 5.10. Board of Directors' Notices, Minutes, Etc. Tarpon shall give reasonable notice to Buyer of all meetings of the Board of Directors and Board committees of Tarpon and the Bank, and if known, the agenda for or business to be discussed at such meeting. Tarpon shall transmit to Buyer, promptly, copies of all notices, minutes, consents and other materials that Tarpon or the Bank provides to their directors to the extent permissible under law, other than materials relating to any proposed acquisition of Tarpon or the Bank. Buyer agrees to hold in confidence and trust and to act in a fiduciary manner with respect to such information.

      Section 5.11. Untrue Representations and Warranties. During the term of this Agreement, if a party hereto becomes aware of any facts or of the occurrence or impending occurrence of any event that would cause one or more of such party's representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date, or that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such party, then such party shall immediately give detailed written notice thereof to the other party.

      Section 5.12. Indemnification; Directors' and Officers' Insurance. From and after the Effective Time, Buyer shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of Tarpon or the Tarpon Subsidiaries pursuant to any indemnification agreements between Tarpon and its directors and officers existing prior to the date hereof. Furthermore, for a period of six years following the Effective Time, Buyer agrees to indemnify and hold harmless those directors and officers of Tarpon entitled to indemnification under, and to the fullest extent permitted by Florida Law; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

      Section 5.13. Employee Benefit and Incentive Plans. (a) At the Effective Time, except as otherwise provided in this paragraph, each employee of Tarpon and the Tarpon Subsidiaries shall immediately become eligible to participate in all employee welfare benefit plans and other fringe benefit programs offered or maintained by Buyer and its subsidiaries on the same terms and conditions that Buyer and its subsidiaries may make available to their officers and employees, including, without limitation, any health, life, long-term disability, severance, vacation or paid time off programs ("Buyer's Welfare Plans"). The period of employment and compensation of each employee of Tarpon and the Tarpon Subsidiaries before the Effective Time shall be counted for all purposes under Buyer's Welfare Plans, including, without limitation, for purposes of service credit, eligibility and vesting. Any expenses incurred by an employee of Tarpon or the

Tarpon Subsidiaries under Tarpon's or the Bank's employee welfare benefit plans (such as deductibles or co-payments), shall be counted for all purposes under Buyer's Welfare Plans. Buyer shall waive any pre-existing condition exclusions for conditions existing on the Closing Date, and actively-at-work requirements for periods ending on the Closing Date contained in Buyer's Welfare Benefit Plans as they apply to Tarpon's employees and former employees and their dependents.

      (b) (i) Immediately prior to the Effective Time, Tarpon shall cause the Bank's Profit Sharing 401(k) Plan (the "401(k) Plan") to be terminated, and in connection therewith to fully vest the accounts held by the 401(k) Plan participants on the date of such termination. All 401(k) Plan participants who are not employed by the Buyer immediately following the Effective Time shall have the distribution options available to participants who terminate employment or otherwise separate from service. As soon as practicable after receipt of a favorable determination letter from the IRS as to the tax-qualified status of the 401(k) Plan under Section 401(a) and 501(a) of the Code upon its termination (the "401(k) Determination Letter"), the remaining account balances held under the 401(k) Plan shall be directly transferred into the First Busey Corporation Profit Sharing Plan for which Buyer has received a favorable determination letter from the IRS as to its tax-qualified status under Sections 401(a) and 501(a) of the Code (the "Buyer Plan"). Tarpon and its representatives prior to the Effective Time and Buyer and its representatives after the Effective Time shall use their best efforts to apply and obtain such 401(k) Final Determination Letter from the IRS. In the event that Tarpon and its representatives prior to the Effective Time and Buyer and its representatives after the Effective Time reasonably determine that the 401(k) Plan cannot obtain a favorable 401(k) Final Determination Letter, or that the amounts held therein cannot be transferred to the Buyer Plan without causing the 401(k) Plan to lose its tax-qualified status, Tarpon and its representatives prior to the Effective Time and Buyer after the Effective Time shall take such actions as they may reasonably determine, with respect to the distribution of benefits to the 401(k) Plan participants, provided that the assets of the 401(k) Plan shall be held or paid only for the benefit of such 401(k) Plan participants; and provided further that in no event shall any portion of the amounts held in the 401(k) Plan revert, directly or indirectly, to Tarpon or any affiliate thereof, or to Buyer or any affiliate thereof.

      (ii) If employees of Tarpon or any Tarpon Subsidiary become eligible to participate in the Buyer Plan: (A) all such employees who are or were 401(k) Plan participants shall become participants in the Buyer Plan on the date the Buyer Plan is made available; and (B) each such employee's period of employment with Tarpon or the Tarpon Subsidiary before the Closing Date shall be counted for all purposes under the Buyer Plan, including, without limitation, for purposes of eligibility and vesting.

      (c) Treatment of Stock Options under the Tarpon Option Plan. Prior to the Effective Time and in recognition that Buyer has expressly agreed not to assume the Tarpon Option Plan, the Board of Directors of Tarpon shall terminate the Tarpon Option Plan and cancel any and all outstanding stock options granted after December 31, 2004.

      Section 5.14. COBRA. Until the Effective Time, Tarpon shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through

609 of ERISA ("COBRA") with respect to each qualified beneficiary (as defined in COBRA) of Tarpon who incurs a qualifying event (as defined in COBRA) before the Effective Time. Buyer shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each Tarpon qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each Tarpon qualified beneficiary who incurs a qualifying event before the Effective Time.

      Section 5.15. Certain Consents. In the event of a request by Tarpon for written consent from Buyer for purposes of Sections 5.2 and 6.1 hereof, Buyer shall use reasonable efforts to respond to such request promptly; Tarpon shall be entitled to rely, for purposes of any of such sections, on a verbal consent given on behalf of Buyer by Douglas C. Mills, its Chairman of the Board and Chief Executive Officer, or Barbara J. Kuhl, its President and Chief Operating officer.

      Section 5.16. Title to Real Property. (a) Within 45 days after the date hereof, Tarpon, at its expense, will furnish to Buyer the following documents with respect to the real property owned by Tarpon located at the addresses set forth on Schedule 5.16 of the Tarpon Disclosure Schedule (the "Owned Real Property"):

            (i) An ALTA owner's title insurance commitment, in the minimum amount of $10,000 with respect to each parcel of Owned Real Property, and showing Tarpon or the Tarpon Subsidiaries as the owner of such Owned Real Property, subject only to Permitted Exceptions; and

            (ii) An ALTA Class A survey, including Table 3 requirements 1-12, of each parcel of Owned Real Property, certified to the title insurance company issuing the title insurance commitment with respect to such parcel referred to in clause (i) directly above, Tarpon and Buyer, and disclosing no survey matters affecting such parcel other than Permitted Exceptions.

      (b) Buyer shall have ten days after the delivery of the title commitments and surveys to examine the title commitments and surveys and notify Tarpon in writing of any defects noted therein that are not Permitted Exceptions ("Title Defects"). If Buyer fails to notify Tarpon of any Title Defects, title to the Owned Real Property shall be deemed accepted. If Buyer timely notifies Tarpon of any Title Defects within such ten day period, Tarpon shall have five days after receipt of Buyer's notification to advise Buyer that: (i) Tarpon will remove any Title Defects on or before the Closing Date; or (ii) Tarpon will not cause the Title Defects to be removed. If Tarpon advises Buyer that it will not cause the exceptions to be removed, Buyer will have five days after Tarpon's notification to elect, as its sole remedy, to: (i) proceed with the transaction and accept such Title Defects; or (ii) terminate this Agreement by written notice to Tarpon. If Buyer does not give Tarpon notice of its election within such period, Buyer will be deemed to have elected to proceed with this transaction.

      Section 5.17. Environmental Surveys. Within 45 days after the date hereof, Tarpon, at its expense, will furnish to Buyer, with respect to each parcel of Owned Real Property, a written environmental audit prepared by an engineering firm or other qualified expert satisfactory to

Buyer, and prepared in accordance with the ASTM standard for Phase I environmental site assessments exclusive of the title search (as such search is being done independent of the environmental audit), and designed to meet the requirements of any applicable state law relating to an innocent owner defense to liability for releases of Hazardous Substances (the "Phase I Audits"). Buyer may request with ten days following receipt of any Phase I Audit that recommends additional investigation, that such recommendations be performed ("Phase II Work"). Costs associated with Phase II Work shall be paid by Tarpon up to $15,000 and thereafter paid by Buyer. Within ten days of receiving the results of any Phase II Work that confirms the presence of a significant environmental concern that may reasonably have a Material Adverse Effect on Tarpon, Buyer and Tarpon will agree to negotiate a mutually agreeable resolution. If a mutually agreeable resolution cannot be reached after ten days, Tarpon and Buyer shall have the right to terminate this Agreement by providing written notice of the same.

      Section 5.18. List of Tarpon Stockholders. At the Effective Time, Tarpon shall deliver to Buyer a list of holders of record of the outstanding Tarpon Common Stock as of the most recent reasonably practicable date, and the accuracy of such list shall be certified by an authorized officer of Tarpon.

      Section 5.19. Tax Treatment and Tax Certificates. (a) Subject to the provisions of Section 1.6(c) of this Agreement, each of Buyer and Tarpon shall use reasonable best efforts to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 6.2(g), including, without limitation, forbearing from taking any action that would cause the Mergers not to qualify as a reorganization under the provisions of Section 368(a) of the Code.

      (b) Each of Buyer and Tarpon shall cooperate with each other in obtaining the opinion of Crowe Chizek and Company LLC, dated as of the Closing, to the effect that the Mergers will constitute a reorganization within the meaning of
Section 368(a) of the Code. In connection therewith, Tarpon shall deliver to Crowe Chizek and Company LLC a customary representation letter in form and substance reasonably satisfactory to Crowe Chizek and Company LLC and Tarpon shall obtain any representation letters from appropriate shareholders and shall deliver any such letters obtained to Crowe Chizek and Company LLC.

      (c) FIRPTA. At or prior to the Closing, Tarpon, if requested by Buyer, shall deliver to the IRS a notice that the shares of Tarpon Common Stock are not a "U.S. Real Property Interest" as defined in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

      Section 5.20. Rule 144 Compliance. From and after the Effective Time, Tarpon shall file all reports with the SEC necessary to permit the shareholders of Tarpon who may be deemed "underwriters" (within the meaning of Rule 145 under the Securities Act) of Tarpon Common Stock to sell Buyer Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the Securities Act if they would otherwise be so entitled; provided, however, that Buyer is otherwise required to file such reports with the SEC.

      Section 5.21. Tax Disclosure. Each party to the transaction (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the transaction and all materials of any kind (including opinions or other Tax analyses) that are provided to the party relating to such Tax treatment and Tax structure.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

      Section 6.1. Conditions Precedent to Obligations of Buyer and Acquisition Corp. Unless the conditions are waived by Buyer or Acquisition Corp., all obligations of Buyer and Acquisition Corp. under this Agreement are subject to the fulfillment, before or at the Closing, of each of the following conditions:

            (a) Representations and Warranties; Performance of Agreements. The representations and warranties of Tarpon contained in Article III of this Agreement, or in any documents, certificates, schedules or exhibits delivered by, or on behalf, of Tarpon to Buyer pursuant to this Agreement shall be true and correct as of this date and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect on Tarpon. Tarpon shall have performed all agreements herein required to be performed by it on or before the Closing Date.

            (b) Closing Certificate. Buyer shall have received a certificate signed by the Chief Executive Officer of Tarpon, dated as of the Closing Date, certifying in such detail as Buyer may reasonably request, as to the fulfillment of the conditions to the obligations of Buyer as set forth in this Agreement and required to be fulfilled by Tarpon on or before the Closing Date.

            (c) Regulatory and Other Approvals. Buyer shall have obtained the approval of all appropriate regulatory entities (including, without limitation, the approval of the FRB) with respect to the Mergers of the transactions contemplated by this Agreement (hereinafter, the "Requisite Regulatory Approval"), all required regulatory waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval or commencement of any suit or action seeking to enjoin the transaction provided for herein or to obtain substantial damages in respect of them.

            (d) Approval of Merger and Delivery of this Agreement. This Agreement and the transactions contemplated herein shall have been approved by the Board of Directors and the shareholders of Tarpon in accordance with applicable law and the Articles of Incorporation and Bylaws of Tarpon, and the proper officers of Tarpon shall have executed and delivered to Buyer copies of this Agreement and the Articles of Merger, in form suitable for filing with the Florida Department of State, and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings.

            (e) Effectiveness of S-4. The S-4 shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

            (f) Nasdaq Listing. The shares of Buyer Common Stock to be issued in the Merger pursuant to this Agreement will have been accepted for inclusion on Nasdaq, subject to official notice of issuance, and freely tradable in the United States.

            (g) No Litigation with Respect to Transactions. No suit or other legal proceeding shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby, which reasonably could be expected to result in the issuance of a court order enjoining such transactions.

            (h) No Adverse Changes. Between the date of this Agreement and the Closing Date, the business of Tarpon and the Bank, taken as a whole, shall have been conducted in the ordinary course consistent in all respects with prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions) that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of Tarpon or the Bank, taken as a whole.

            (i) Consents. Tarpon and the Bank shall have obtained all such written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement, except where the failure to obtain any such written consents, permissions and approvals would not have a Material Adverse Effect on Buyer, it being understood by the parties hereto that the failure by Tarpon and the Bank to obtain any consent, permission or approval required under the Lease Agreement dated August 2001 between City Center of Charlotte County, Ltd. and Tarpon Coast Bancorp, Inc. shall not be construed as a Material Adverse Effect on Buyer.

            (j) Dissenting Shares. No more than ten percent (10%) of shares of Tarpon Common Stock outstanding as of the Closing Date shall be Dissenting Shares.

            (k) Employment Agreements. The Employment Agreements shall be in full force and effect.

            (l) Other Documents. Buyer shall have received at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by Tarpon with the terms of this Agreement.

      Section 6.2. Conditions Precedent to Obligations of Tarpon. Unless the conditions are waived by Tarpon, all obligations of Tarpon under this Agreement are subject to the fulfillment, before or at the Closing, of each of the following conditions:

            (a) Representations and Warranties; Performance of Agreements. The representations and warranties of Buyer and Acquisition Corp. contained in
      Article IV of this Agreement, or in any documents, certificates or exhibits delivered by them, or on their behalf to Tarpon pursuant to this Agreement shall be true and correct as of this date and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except for the representations and warranties of Buyer set forth in
      Section 4.8 of this Agreement, which shall be true and correct as of the date of this Agreement, and except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect on Buyer. Buyer and Acquisition Corp. shall have performed all agreements herein required to be performed by them on or before the Closing Date.

            (b) Closing Certificate. Tarpon shall have received a certificate signed by the Chairman of the Board and Chief Executive Officer of Buyer, dated as of the Closing Date, certifying in such detail as Tarpon may reasonably request, as to the fulfillment of the conditions to the obligations of Tarpon as set forth in this Agreement and required to be fulfilled by Buyer or Acquisition Corp. on or before the Closing.

            (c) Regulatory and Other Approvals. Buyer shall have obtained the Requisite Regulatory Approval; all required regulatory waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval, or commencement of any suit or action seeking to enjoin the transaction provided for herein or to obtain substantial damages in respect of them.

            (d) Approval of Merger and Delivery of this Agreement. This Agreement and the transactions contemplated herein shall have been approved by the Board of Directors of Buyer and Acquisition Corp., in accordance with applicable law and the Certificate of Incorporation and Bylaws of Acquisition Corp., and the proper officers of Buyer and Acquisition Corp. shall have executed and delivered to Tarpon copies of this Agreement and the Articles of Merger, in form suitable for filing with the Florida Department of State, and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings.

            (e) Effectiveness of S-4. The S-4 shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

            (f) Nasdaq Listing. The shares of Buyer Common Stock to be issued in the Merger pursuant to this Agreement will have been accepted for inclusion on Nasdaq, subject to official notice of issuance, and freely tradable in the United States.

            (g) Tax Opinion. Tarpon shall have received the opinion of Crowe Chizek and Company LLC, in form and substance reasonably satisfactory to Tarpon, dated as of the Closing, substantially to the effect that on the basis of the facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time, the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Crowe Chizek and Company LLC may require and rely upon representations contained in certificates of officers of Tarpon and others, reasonably satisfactory in form and substance to Crowe Chizek and Company LLC.

            (h) No Litigation with Respect to Transactions. No suit or other legal proceeding shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby, which reasonably could be expected to result in the issuance of a court order enjoining such transactions.

            (i) No Adverse Changes. Between the date of this Agreement and the Closing Date, the business of Buyer and its subsidiaries, taken as a whole, shall have been conducted in the ordinary course consistent in all respects with prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions) that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of Buyer and its subsidiaries, taken as a whole.

            (j) Fairness Opinion. Tarpon shall have received from Keefe Ventures, LLC, a fairness opinion dated as of the date of the Proxy Statement and in form and substance reasonably satisfactory to Tarpon, to the effect that the consideration to be received in the Merger by the shareholders of Tarpon is fair, from a financial point of view, to the shareholders of Tarpon.

            (k) Other Documents. Tarpon shall have received at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by Buyer and Acquisition Corp. with the terms of this Agreement.

                                   ARTICLE VII

                       TERMINATION, EXPENSES AND AMENDMENT

      Section 7.1. Termination. This Agreement may be terminated before the Effective Time:

            (a) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Tarpon, by written agreement between Buyer and Tarpon, if the Board of Directors of each so determines;

            (b) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Tarpon, by either the Board of

      Directors of Tarpon or the Board of Directors of Buyer and Acquisition Corp. if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

            (c) by either the Board of Directors of Tarpon or the Board of Directors of Buyer and Acquisition Corp. if the Merger shall not have been consummated on or before August 30, 2005, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

            (d) by Buyer or Tarpon if any approval of the shareholders of Tarpon required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

            (e) by Tarpon, upon two days' prior notice to Buyer, if, as a result of an unsolicited tender offer by a party other than Buyer or its affiliates or any written offer or proposal with respect to a merger, share exchange, sale of a material portion of its assets or other business combination (each, a "Business Combination Proposal") by a party other than Buyer or its affiliates, the Board of Directors of Tarpon determines in good faith that its fiduciary obligations under applicable law require that such Business Combination Proposal be accepted; provided, however, that:

                  (i) the Board of Directors of Tarpon shall have been advised in an opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions that may be offered by Buyer in negotiations entered into pursuant to clause
            (ii) below, such fiduciary duties would require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and

                  (ii) before delivering the two days' prior notice to Buyer to effect a termination under this paragraph (e), Tarpon shall, and shall cause its financial and legal advisors to, negotiate with Buyer for three calendar days to make such adjustments in the terms and conditions of this Agreement as would enable Tarpon to proceed with the transactions contemplated herein on such adjusted terms;

            (f) by Tarpon, by written notice to Buyer, if:

                  (i) there exists any material breach or breaches of the
            representations and warranties of Buyer made herein, and such breaches shall not have been remedied within 30 days after receipt by Buyer of notice in writing from Tarpon, specifying the nature of such breaches and requesting that they be remedied; or

                  (ii) Buyer shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 30 days after receipt by Buyer of notice in writing from Tarpon, specifying the nature of such failure and requesting that it be remedied; or

            (g) by Buyer, by written notice to Tarpon, if:

                  (i) there exists any material breach or breaches of the
            representations and warranties of Tarpon made herein, and such breaches shall not have been remedied within 30 days after receipt by Tarpon of notice in writing from Buyer, specifying the nature of such breaches and requesting that they be remedied; or

                  (ii) Tarpon shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 30 days after receipt by Tarpon of notice in writing from Buyer, specifying the nature of such failure and requesting that it be remedied; or

                  (iii) the Board of Directors of Tarpon or any committee
            thereof:

                        (A) shall withdraw or modify in any manner adverse to
                  Buyer its approval or recommendation of this Agreement or the Merger,

                        (B) shall fail to reaffirm such approval or
                  recommendation upon Buyer's request,

                        (C) shall approve or recommend any Business Combination
                  Proposal involving Tarpon other than the Merger involving Tarpon, in each case, by or involving a party other than Buyer or any of its affiliates or

                        (D) shall resolve to take any of the actions specified
                  in clause (A), (B) or (C).

            (h) by Tarpon, by written notice to Buyer if Tarpon receives written notice from Crowe Chizek and Company LLC that it is unable to provide the opinion set forth in Section 6.2(g) of this Agreement.

      Section 7.2. Termination Fee; Expenses.

      (a) Termination Fee. If this Agreement is terminated at such time that this Agreement is terminable pursuant to (i) one (but not both) of (A) Section 7.1(f)(i) or (ii), or

(B) Section 7.1(g)(i) or (ii) or Section 7.1(h), then the breaching party shall promptly (but no later than three (3) business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $750,000; provided, however, that in the case of a termination pursuant to clause (ii) above, the "breaching party" shall be deemed to be Buyer and the "non-breaching party" shall be deemed to be Tarpon; provided, further, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its documented out-of-pocket expenses and fees (which shall be paid as specified above and shall not be limited to $750,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

      (b) Alternative Termination Fee. If this Agreement is terminated at such time that this Agreement is terminable pursuant to Section 7.1(e), then Tarpon shall pay to Buyer, in immediately available funds at the time of the termination of this Agreement, $1,000,000.

      (c) Expenses. The parties agree that the agreements contained in this
Section 7.2 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to promptly pay to any other party any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as published in the Wall Street Journal (Midwest Edition) from the date such fee was required to be paid.

      Section 7.3. Effect of Termination. Subject to Section 7.2, in the event of termination of this Agreement by Tarpon or Buyer pursuant to Section 7.1 there shall be no liability on the part of either Tarpon or Buyer or their respective officers or directors hereunder, except that Section 5.3(b), Section
7.2 and Section 7.3 shall survive the termination.

      Section 7.4. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Tarpon; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Tarpon, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Tarpon Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 7.5. Extension; Waiver. At any time before the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions contained herein; provided however that after any approval of the transactions contemplated by this Agreement by the shareholders of Tarpon, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Tarpon Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE VIII

                                GENERAL PROVISION

      Section 8.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement (or in any instrument delivered pursuant to this Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time. Without by implication limiting the foregoing, none of the directors or officers of the parties hereto shall have any liability for any of the representations, warranties, covenants and agreements contained herein.

      Section 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      If to Buyer addressed to:     First Busey Corporation
                                    201 West Main Street
                                    Urbana, Illinois  61801
                                    Attention: Douglas C. Mills, Chairman of the
                                               Board and Chief Executive Officer
                                    Telephone: (217) 365-4512
                                    Facsimile: (217) 365-4592

      with a copy to:               Stathy Darcy, Esq.
                                    Chapman and Cutler LLP
                                    111 West Monroe Street
                                    Chicago, Illinois  60603
                                    Telephone: (312) 845-3000
                                    Facsimile: (312) 701-2361

      If to Tarpon, addressed to:   Tarpon Coast Bancorp, Inc.
                                    1490 Tamiami Trail
                                    Port Charlotte, Florida  33948
                                    Attention:      Lewis S. Albert
                                    Telephone:      (941) 629-8111
                                    Facsimile:      (941) 625-1732

      with a copy to:               Smith Mackinnon, PA
                                    Suite 800
                                    255 South Orange Avenue
                                    Orlando, Florida  32801
                                    Attention:      John P. Greeley, Esq.
                                    Telephone:      (407) 843-7300
                                    Facsimile:      (407) 843-2448

      Section 8.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Tarpon, the Tarpon Subsidiaries, Buyer or Buyer Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

      Section 8.4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      Section 8.5. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

      Section 8.6. Governing Law. This Agreement and the exhibits attached hereto shall be governed and construed in accordance with the laws of the State of Illinois, without regard to any applicable conflicts of law.

      Section 8.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If, however, any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a similar result.

      Section 8.8. Publicity. Except as otherwise required by applicable law or the rules of Nasdaq or any other applicable securities exchange, neither Tarpon nor Buyer shall, nor shall Tarpon or Buyer permit the Tarpon Subsidiaries or any subsidiary of Buyer, respectively, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

      Section 8.9. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of the parties under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in this
Section 8.9 and in Section 5.12, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided, however, each party's respective advisors in connection with the transaction shall be considered to be third party beneficiaries of Section 3.9(c) and Section 4.7(b) of this Agreement who have relied upon such representations to their potential economic detriment.

      IN WITNESS WHEREOF, Buyer, Acquisition Corp. and Tarpon have executed this Agreement as of the day and year hereinabove first written.

                                            FIRST BUSEY CORPORATION

                                            By /s/ Douglas C. Mills
                                               ---------------------------------
                                               Name:  Douglas C. Mills
                                               Title: Chairman of the Board and
                                                      Chief Executive Officer

                                            FBC ACQUISITION III CORP.

                                            By /s/ Douglas C. Mills
                                               ---------------------------------
                                               Name:  Douglas C. Mills
                                               Title: President

                                            TARPON COAST BANCORP, INC.

                                            By /s/ Lewis S. Albert
                                               ---------------------------------
                                               Name:  Lewis S. Albert
                                               Title: Chairman of the Board and
                                                      Chief Executive Officer

                                    EXHIBIT A

                                     FORM OF
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of the ___ day of ___________, 2005, by and among First Busey Corporation, a Nevada corporation (the "Employer" or "First Busey") and ______________________ (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Executive is currently a stockholder and officer of Tarpon Coast Bancorp, Inc., a Florida corporation ("Tarpon") and Tarpon Coast National Bank, a national banking association ("Tarpon Bank"), a wholly-owned subsidiary of Tarpon.

         WHEREAS, simultaneously with the execution of this Agreement, First Busey, its wholly-owned subsidiary FBC Acquisition III Corp., a Florida corporation ("Acquisition Corp."), and Tarpon have entered into that certain Merger Agreement dated February __, 2005 (the "Merger Agreement");

         WHEREAS, at the Effective Time (as defined in the Merger Agreement), Acquisition Corp. shall be merged into Tarpon and First Busey shall become the sole stockholder of Tarpon and immediately following the Effective Time, Tarpon shall merge into First Busey;

         WHEREAS, as a material inducement to and condition to First Busey's and Acquisition Corp.'s willingness to enter into the Merger Agreement, the Executive agreed to concurrently enter into this Agreement which shall become effective at the Effective Time;

         WHEREAS, the Executive had previously entered into an employment agreement with Tarpon and Tarpon Bank, dated January 1, 2004 (the "Prior Agreement");

         WHEREAS, the Executive, First Busey, Tarpon and Tarpon Bank desire that the Prior Agreement be terminated at the Effective Time;

         WHEREAS, the Executive agrees that the payments potentially required by
Section 10.a. and 11.b. of the Prior Agreement shall be waived and such Sections shall have no force or effect;

         WHEREAS, the Board of Directors of the Employer desire to employ Executive to serve as ___________________________ of Tarpon Bank; and

         WHEREAS, Executive is willing to become employed by Tarpon Bank as _____________ in accordance with the terms and conditions hereinafter set forth:

         Section 1. Employment. Employer employs Executive and Executive accepts employment upon the terms and conditions set forth in this Agreement.

         Section 2. Term. The term of employment of Executive under this Agreement shall commence on the Effective Time and end on December 31, 2006.

         Section 3. Compensation. For all services rendered by Executive, Executive shall be paid a minimum annual base salary of $_______ per year. The minimum annual base salary will be paid by Tarpon Bank in equal installments during the term of this Agreement. Salary payments shall be subject to withholding and other applicable taxes.

         Section 4. Title and Duties. Executive shall serve as ___________________________ of Tarpon Bank. Executive shall be responsible for overall operations of Tarpon Bank, including __________________________.

         Section 5. Extent of Services. Executive shall devote his entire time, attention and energies to the business of Employer and shall not during the term of this Agreement be engaged in any other business activity which requires the attention or participation of Executive during normal business hours of Employer, recognition being given to the fact that Executive is expected on occasion to participate in client development during and after normal business hours. However, Executive may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made, except that Executive shall not make an investment in the securities of any competing financial institution without the express approval of the Board of Directors of the Employer. Executive shall notify Employer of any significant participation by him in any trade association or similar organization.

         Section 6. Working Facilities. Executive shall receive from Tarpon Bank, such assistants, perquisites, facilities and services as are suitable to his position and appropriate for the performance of his duties on behalf of such entity. In addition, Tarpon Bank shall pay for the Executive's membership dues and assessments in the country or golf club to which he belongs on the date hereof.

         Section 7. Expenses. Executive may incur reasonable expenses for promoting the business of Tarpon Bank, including expenses for entertainment, travel, and similar items. Executive will be reimbursed by Tarpon Bank for all such expenses upon Executive's periodic presentation of an itemized account of such expenditures with receipts attached.

         Section 8.     Vacations. Executive shall be entitled each year to five
(5) weeks of vacation time in accordance with the personnel policy established by Tarpon Bank's Board of Directors, during which time Executive's compensation shall be paid in full.

         Section 9. Additional Compensation. As additional consideration paid to Executive, Executive shall be provided with and participate in all employee benefit plans offered to similarly situated employees of First Busey, which shall include but not be limited to First Busey 401(k)/profit sharing plan, employee stock ownership plan, health, dental and life insurance benefits, bonus and incentive programs.

         Section 10.    Termination.

                  a. For Cause. This Agreement may be terminated by the Board of Directors of the Employer without notice and without further obligations other than for monies already paid, for any of the following reasons:

                           i. failure of Executive to follow reasonable written instructions or policies of the Board of Directors of the Employer;

                           ii. gross negligence or willful misconduct of Executive materially damaging to the business of the Employer during the term of this Agreement, or at any time while he was employed by the Employer prior to the term of this Agreement, if not disclosed to the Employer prior to the commencement of the term of this Agreement;

                           iii. conviction of Executive during the term of this Agreement of a crime involving breach of trust or moral turpitude; or

                           iv. at the request of any bank regulatory authority with jurisdiction over the Employer.

                  In the event that the Employer discharges Executive alleging "cause" under this Section 10.a. and it is subsequently determined judicially that the termination was "without cause," then such discharge shall be deemed a discharge without cause subject to the provisions of Section 10.b. hereof. In the event that the Employer discharges Executive alleging "cause" under this Section 10.a. such notice of discharge shall be accompanied by a written and specific description of the circumstances alleging such "cause."

                  b.       Without Cause.

                           i. Notwithstanding the provisions of Section 2 of this Agreement, the Employer may, upon thirty (30) days' written notice to Executive, or by the giving of a notice under Section 2 of this Agreement terminate this Agreement without cause at any time during the term of this Agreement upon the condition that Executive shall be entitled, as liquidated damages in lieu of all other claims, to a cash payment equal to one times (100%) the compensation, including incentive compensation, if any, received by the Executive in the one-year period immediately preceding such termination.

                           ii. Executive may upon thirty (30) days' written notice to Employer terminate his Agreement without cause at any time during the term of this Agreement. In the event of termination of this Agreement by Executive, the Employer shall have no further obligation to Executive than for monies paid.

         Section 11.    Death or Disability.

                  a. In the event of Executive's death during the term of this Agreement, Employer shall pay to Executive's designated beneficiary, or if Executive has failed to designate a beneficiary, to his estate, an amount equal to Executive's base salary pursuant to
         Section 3 hereof through the end of the month in which Executive's death occurred plus an amount equal to ninety (90) days salary. Employer shall also continue to provide Executive's survivors with any benefits it provided Executive for such additional ninety (90) day period.

                  b. In the event of Executive's disability during the term of this Agreement, Employer shall pay to Executive an amount equal to Executive's base salary pursuant to Section 3 hereof through the end of the month in which Executive's disability occurred plus an amount equal to six (6) months salary. Employer shall also continue to provide Executive with any benefits it provided Executive prior to his disability for a period of six (6) months following his disability and shall continue to pay the premiums on any life and disability policies provided by the Employer for the benefit of Executive prior to his disability.

                  c. The compensation set forth in Sections a. and b. of this Section 11 shall be in lieu of any other benefits provided hereunder, except that (i) any benefit payable pursuant to Section 3 shall be prorated and made available to Executive or his beneficiary or estate in respect of any period prior to his death or disability and
         (ii) in the event of Executive's disability, Employer shall continue to pay the premiums on any life and disability policies provided by the Employer for the benefit of Executive prior to his disability. The Employer may maintain insurance on its behalf to satisfy in whole or in part the obligations of this Section 11.

                  d. Executive shall be deemed disabled if, by reason of physical or mental impairment, he is incapable of performing his duties hereunder for a period of 180 consecutive days.

         Section 12. Restrictive Covenants. The Executive agrees that, provided that the Executive terminates his employment within six months after the Effective Time, for one year after the Executive's termination, the following restrictions shall apply to the Executive:

                  a. He will not be an officer, director, employee, agent or representative, or an owner (directly, indirectly, legally, beneficially, or as a trustee or a fiduciary) of more than five percent (5%) of the outstanding capital stock, of any corporation, association, or an owner, directly or indirectly, of any interest in, or employee, agent or representative of, any other form of business association, sole proprietorship, limited liability company or partnership, which conducts a banking, trust company, savings and loan, credit union or other similar or related retail or commercial banking business anywhere within Lee County, Collier County, Sarasota County and Charlotte County, Florida (the "Restricted Territory"); and

                  b. He will not be an officer, director, employee, agent or representative, or an owner (directly, indirectly, legally, beneficially, or as a trustee or a fiduciary) of more than five percent (5%) of the outstanding capital stock, of any corporation, or an owner of any interest in, or employee, agent or representative of, any other form of business association, sole proprietorship, limited liability company or partnership, which solicits or otherwise attempts to induce
         (x) any person who was an employee, agent, independent contractor or representative of Tarpon or Tarpon Bank prior to the Effective Time to terminate his position as employee, agent, independent contractor or representative of Tarpon, Tarpon Bank, First Busey or any of their subsidiaries or (y) any person who was a customer of Tarpon Bank prior to the Effective Time to cease to be a customer of Tarpon Bank, Busey Bank, or any of their subsidiaries or to reduce the business such customer does with Tarpon Bank, First Busey or any of their subsidiaries.

         Section 13. Non-Disclosure of Confidential Information. The Executive acknowledges and agrees that the Executive had access to and received certain confidential and proprietary information and trade secrets of Tarpon and Tarpon Bank used or useful in connection with the operation of Tarpon and Tarpon Bank, including, without limitation, the financial information, research, customer lists, employee information, plans, methods, identity and special needs of customers, ideas, concepts, techniques, models, data, diagrams, business systems and techniques of Tarpon and Tarpon Bank (collectively, "Confidential Information"). All information disclosed to the Executive, or to which the Executive obtained access, which the Executive had reasonable basis to believe to be Confidential Information, or which was treated by Tarpon and Tarpon Bank as being Confidential Information, shall be presumed to be Confidential Information, including information of, and with respect to, customers and employees.

         The Executive covenants and agrees that the Executive will not, at all times from and after the date of this Agreement, directly or indirectly, for the Executive's own benefit or for the benefit of any person other than Tarpon or Tarpon Bank, or their successors, use, divulge, disseminate, disclose or communicate to any other person any of the Confidential Information in any manner whatsoever, unless (a) disclosure is made by the Executive for the benefit of First Busey or its subsidiaries or (b) First Busey otherwise consents to such use or disclosure of any item of the Confidential Information in writing prior to the use or disclosure thereof and then only with respect to those items of Confidential Information specifically described, and only to the extent specifically authorized, in such written consent. Notwithstanding the foregoing, Confidential Information may be provided by the Executive in response to a lawful order of a court of competent venue and jurisdiction, in response to a statutory or regulatory requirement, or in response to a request from an agency having competent jurisdiction; provided, however, the Executive shall provide First Busey with prompt written notice of any such request or requirement so that First Busey may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

         Notwithstanding the foregoing, Confidential Information does not include information: (i) in the public domain as of the date of the disclosure or breach, unless such information is made public as a result of the breach of this Agreement or as a result of a breach by a third party of a contractual, legal or fiduciary obligation to Tarpon or Tarpon Bank, or their successors, which third party breach is known to the Executive, or should reasonably have been known to the Executive based on information generally known by, or available to, the Executive; or (ii) that is developed by any third party without access to the Confidential Information.

         Section 14. Remedies. The Executive acknowledges that the covenants and agreements which he has made in this Agreement are reasonable and are required for the reasonable protection of First Busey's purchase of Tarpon and Tarpon Bank. The Executive agrees that the breach of any covenant or agreement contained herein will result in irreparable injury to First Busey, and that in addition to all other remedies provided by law or in equity with respect to the breach of any provision of this Agreement, First Busey and its successors and assigns will be entitled to enforce the specific performance by the Executive of his obligations hereunder and to enjoin him from engaging in any activity in violation hereof and that no claim by the Executive against First Busey or its successors or assigns will constitute a defense or bar to the specific enforcement of such obligations. In the event of a lawsuit under this Agreement, the successful party shall be entitled to recover from the losing party reasonable attorney's fees and costs of litigation. In the event of a breach or a violation by the Executive of any of the provisions of this Agreement, the running of the restrictive covenant period (but not of the Executive's obligations hereunder) shall be tolled during the period of the continuance of any actual breach or violation and the Executive's obligations hereunder shall be extended for the amount of time during which such breach or violation continued.

         Section 15. Partial Invalidity. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Should any covenant or provision of this Agreement be determined to be void and unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision or part thereof, and such covenant or provision or part thereof shall be deemed modified to the extent required to permit enforcement. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and the Executive hereby agrees that such scope may be judicially modified accordingly. and the parties hereby request that any such court make such modification.

         Section 16. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of Executive, or to its principal office in the case of Employer.

         Section 17. Waiver of Breach. The waiver of Employer of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

         Section 18. Assignment. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Executive under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

         Section 19. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois. The sole and exclusive venue for any action arising out of this Agreement shall be a state or federal court located in Charlotte County, Florida, and the parties agree to the jurisdiction of any such courts.

         Section 20. Entire Agreement. This Agreement contains the entire understanding of the parties hereto regarding employment of Executive, and at the Effective Time shall supersede and replace any prior agreement relating thereto (except for Section 10.b. and 10.c. of the Prior Agreement). Sections 10.a. and 11.b. of the Prior Agreement shall be waived at the Effective Time and such Sections shall have no force or effect thereafter. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

         WHEREAS, as of the day and date first above set forth, the parties hereto execute this Agreement.


                                    FIRST BUSEY CORPORATION



                                    By:
                                       -------------------------------------
                                       Its
                                          ----------------------------------


                                    [NAME]



                                    By:
                                       -------------------------------------
                                                      Executive